Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David E. Gable Senior Vice President and Chief Financial Officer davidgable@kemet.com 864-963-6484	Charles G. Nichols Treasurer & Director of Investor Relations investorrelations@kemet.com 864-963-6409

KEMET Announces Pricing of Convertible Senior Notes Offering and Share Repurchase

Greenville, South Carolina (October 27, 2006) - KEMET Corporation (NYSE:KEM) today announced that it priced its previously announced convertible senior notes offering. KEMET is selling $160 million aggregate principal amount of its convertible senior notes due 2026. The notes will pay interest at a rate of 2.25% per year and will be convertible into (1) cash in an amount equal to the lesser of the principal amount of such notes and the conversion value of such notes on the conversion date and (2) cash or shares of our common stock or a combination of cash and shares of our common stock, at our option, to the extent such conversion value exceeds the principal amount of such notes, subject to certain conditions, at an initial price of $9.70 per share. Holders of the notes may require KEMET to repurchase the notes on each of November 15, 2011, 2016, and 2021 and upon the occurrence of certain events including a change of control of KEMET. The notes will be unsecured obligations of KEMET. KEMET has granted the initial purchasers a 30 day option to purchase up to an additional $15 million principal amount of the notes within 30 days of the first issuance of the notes.

The sale of the notes is expected to settle on November 1, 2006 and is subject to certain closing conditions.

The notes are being sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. KEMET intends to use the $155.5 million of net proceeds from the offering (without giving effect to the initial purchasers’ option described above) to pay for the approximately $25 million of its common stock it purchased on the open market, to fund future acquisitions, if any, and for general corporate purposes.

The notes being offered and any common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and any applicable state securities laws.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Safe harbor statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. These statements are subject to risks and uncertainties, including without limitation, general market conditions, the market for the company’s securities, the performance of the company’s business and other risks detailed from time-to-time in the company’s filings with the Securities and Exchange Commission.

KEMET Corporation provides industry-leading, high-performance capacitance solutions, including the world’s most complete line of surface-mount capacitor technologies across tantalum, ceramic and solid aluminum dielectrics—along with the world’s best quality, delivery and service. KEMET’s common stock is listed on the New York Stock Exchange under the symbol KEM.

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